UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: July 27, 2017
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.
On July 27, 2017, KB Home (“Company”) entered into a second amended and restated revolving loan agreement with the lenders party thereto (“Lenders”) that increases the commitment under the Company’s unsecured revolving credit facility (as amended, “Second Amended Credit Facility”) from $275 million to $500 million and extends its maturity from August 7, 2019 to July 27, 2021. The Second Amended Credit Facility contains an accordion feature under which the aggregate maximum principal amount of available loans may be increased to up to $600 million under certain circumstances, so long as additional Lender commitments are obtained. The Second Amended Credit Facility includes a $250 million sublimit for letters of credit. Citibank, N.A. is serving as the administrative agent for the Second Amended Credit Facility and is a Lender. The Second Amended Credit Facility replaces the Company’s prior amended and restated revolving credit facility, which was entered into on August 7, 2015 (“First Amended Credit Facility”).
The Company has banking relationships in the ordinary course of its business with Citibank, N.A.; Bank of America, N.A., Bank of the West, Credit Suisse AG, Cayman Islands Branch, and Deutsche Bank AG New York Branch, which are serving as syndication agents for the Second Amended Credit Facility and are Lenders; Citigroup Global Markets Inc., Bank of the West, Credit Suisse Securities (USA), LLC, Deutsche Bank Securities, Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are serving as joint lead arrangers and joint bookrunners for the Second Amended Credit Facility; and with certain of the other Lenders. In addition, Citibank, N.A., the syndication agents, the joint lead arrangers and joint bookrunners and certain of the other Lenders and their respective affiliates have in the past performed commercial banking, investment banking, underwriting and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses, and may, from time to time, engage in transactions with and perform services for the Company for which they may receive customary fees and reimbursement of expenses.
As with the First Amended Credit Facility, the Second Amended Credit Facility contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity or interest coverage and borrowing base, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries. In addition, the Second Amended Credit Facility contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitment and permit the Lenders to accelerate payment on outstanding borrowings and require cash collateralization of letters of credit, including nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control (as defined in the Second Amended Credit Facility) occurs, the Lenders may terminate the commitment and require that the Company repay outstanding borrowings under the Second Amended Credit Facility and cash collateralize letters of credit. Interest rates on borrowings generally will be based on either a Eurodollar or a base rate, plus a spread ranging from 1.75% to 2.50% and from 0.75% to 1.50%, respectively, dependent upon the Company’s leverage ratio. Based on the Company’s leverage ratio at the closing, the commitment fee on the unused portion of the Second Amended Credit Facility accrues at an annual rate of 0.40%.
Borrowings under the Second Amended Credit Facility, which may be repaid and redrawn subject to its terms, are required to be guaranteed by certain of the Company’s subsidiaries and may be used for general corporate purposes, including permitted acquisitions. At the closing, the Company had approximately $32 million of letters of credit and no loans outstanding under the First Amended Credit Facility. Therefore, at the closing, the Company had approximately $468 million available for borrowings under the Second Amended Credit Facility, with up to approximately $218 million of that amount available for the issuance of letters of credit. At the closing, the subsidiaries of the Company that were guarantors of borrowings under the First Amended Credit Facility became guarantors of borrowings under the Second Amended Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a) The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 31, 2017.

KB Home

By:	/s/ Jeff J. Kaminski
Jeff J. Kaminski Executive Vice President and Chief Financial Officer